Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 of Air T, Inc. with respect to the Air T, Inc. 2005 Equity Incentive Plan of our report dated June 26, 2006 relating to the consolidated financial statements of Air T, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Air T, Inc. for the year ended March 31, 2006.

/s/Dixon Hughes PLLC

Charlotte, North Carolina

June 26,  2006